EXHIBIT INDEX
EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of Security holders.
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EXHIBIT A:
Report of Independent Accountants

To the Board of Trustees and Shareholders of Phoenix Strategic Equity Series Fund

In planning and performing our audits of the financial statements of Phoenix Strategic Equity Series Fund (the "Trust") for the year ended April 30, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of April 30, 2001.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange
Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP
Boston, Massachusetts
June 8, 2001





EXHIBIT B:
RESULTS OF SHAREHOLDER MEETINGS (Unaudited)

A Special meeting of Shareholders of The Phoenix-Engemann
Small Cap Fund, a series of Phoenix Strategic Equity Series
Fund was held on June 7, 2001 to approve the following matter:

To consider and act upon a proposal to approve the Agreement and Plan of Reorganization, dated December
27, 2000, and the transactions it contemplates, including (a) the transfer of all or substantially all of the assets of the Phoenix-Engemann Small Cap Fund to the Phoenix-Engemann Small & Mid-Cap Growth Fund, a series of The Phoenix-Engemann Funds, in exchange solely for shares of the corresponding class of the Phoenix-Engemann Small & Mid-Cap Growth Fund and the assumption by the Phoenix-Engemann Small & Mid-Cap
Growth Fund of all known liabilities of the Small Cap
Fund and (b) the distribution of the shares of the Phoenix-Engemann Small & Mid-Cap Growth Fund so received to shareholders of the Phoenix-Engemann Small
Cap Fund in complete liquidation of the Phoenix-
Engemann Small Cap Fund.

On the record date for this meeting, there were 187,168,977 shares outstanding and 50.91% of the shares outstanding and entitled to vote that were present by proxy.

NUMBER OF VOTES           For        Against       Abstain

1. Approve Agreement and Plan of Reorganization

                      88,519,749    2,181,159     4,588,683